Exhibit 99.1

Contacts:

Richard D. Katz, M.D.
EVP, Finance and Corporate Development;	Stephanie Marks
Chief Financial Officer	Lazar Partners, Ltd.
Icagen, Inc.
(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN ADOPTS SHAREHOLDER RIGHTS PLAN

RESEARCH TRIANGLE PARK, N.C., December 3, 2008 — Icagen, Inc. (NASDAQ: ICGN) today announced that its Board of Directors has adopted a shareholder rights plan designed to ensure that all shareholders of the company receive fair and equal treatment in the event of an unsolicited takeover proposal. The plan is intended to safeguard against coercive tactics, including open market accumulations, designed to gain control of the company without allowing all shareholders to realize the long-term value of their investment, particularly in light of the current market price of Icagen’s common stock and the extreme volatility in the stock markets. The rights plan is also designed to enhance the company’s ability to negotiate with a prospective acquirer. The rights plan was not adopted in response to any specific effort to acquire control of the Company. Icagen’s shareholder rights plan is similar to plans adopted by many other publicly-traded companies.

Under the rights plan, each holder of Icagen common stock at the close of business on December 15, 2008, will receive one right for each share of common stock held. The rights will automatically trade with the underlying common stock and will initially not be exercisable. The rights will only become exercisable if a person (other than Pfizer Inc) acquires beneficial ownership of, or commences a tender offer for, 15 percent or more of Icagen’s common stock, unless, in either case, the transaction was approved by Icagen’s Board of Directors. With respect to Pfizer, the rights will become exercisable if Pfizer acquires beneficial ownership of, or commences a tender offer for, 20 percent or more of the Company’s common stock, unless, in either case, the transaction was approved by Icagen’s Board of Directors. As of December 2, 2008, Pfizer held approximately 18 percent of Icagen’s outstanding common stock.

If the rights become exercisable, the type and amount of securities receivable upon exercise of the rights would depend on the circumstances at the time of exercise. Initially, each right would entitle holders to purchase one one-thousandth of a share of Icagen’s newly created Series A Junior Participating Preferred Stock at an exercise price of $7.50. If a person acquires 15 percent (or in the case of Pfizer, 20 percent) or more of Icagen’s common stock in a transaction that was not approved by Icagen’s Board of Directors, each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $15.00 worth of Icagen’s common stock for the $7.50 exercise price. If Icagen is involved in a merger or other transaction with another company that is not approved by Icagen’s Board of Directors, in which Icagen is not the surviving corporation or which transfers more than 50 percent of Icagen’s assets to another company, then each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $15.00 worth of the acquiring company’s common stock for the $7.50 exercise price.

Icagen’s Board of Directors may redeem the rights for $0.001 per right at any time until ten business days after a person acquires 15 percent (or in the case of Pfizer, 20 percent) or more of Icagen’s common stock, or on the date on which any executive officer of Icagen has actual knowledge of such acquisition, whichever is later. The Board of Directors may also extend the date by which the rights may be redeemed. Unless the rights are redeemed or exchanged earlier, they will expire upon the close of business on the earlier of (a) December 2, 2018 or (b) December 2, 2009, if the Company’s stockholders do not approve the rights plan by the close of business on December 2, 2009.

Dr. Kay Wagoner, Icagen’s Chief Executive Officer, noted “We believe that Icagen’s currently depressed share price does not reflect the intrinsic value of the company. Icagen’s management and Board of Directors remain focused on strategies designed to create and realize value for our shareholders. Our adoption of this Rights Plan is consistent with this purpose. We believe that it is both necessary and appropriate to take measures to protect all of our shareholders from potential actions designed to deprive our shareholders from realizing the full and fair value of their investment.”

A summary of the rights plan will be included in a Current Report on Form 8-K to be filed by Icagen with the Securities and Exchange Commission and will also be mailed to shareholders of record of Icagen’s common stock following the December 15, 2008 record date.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 10, 2008. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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